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Westmoreland Coal Company
Elects Two New Directors

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Philadelphia PA - July 26, 1995 - Westmoreland Coal Company (NYSE:WCX)
announced that Thomas W. Ostrander and James W. Sight were elected to its Board of Directors at the Company's regular Board Meeting today.

Mr. Ostrander is a Managing Director of Salomon Brothers Inc where he oversees the Eastern Industrial Coverage Group of Salomon Brothers' Investment Bank. He was formerly associated with Kidder, Peabody & Co., Inc., from 1976 to 1989 where he held several positions including Managing Director from 1986 to 1989 when he joined Salomon Brothers. He was elected to Kidder, Peabody's Board of Directors in 1986 before it was acquired by General Electric. He began his career with Ernst & Ernst in 1972 where he served until 1975.

A 1972 graduate of the University of Michigan where he received a Bachelor of Arts degree cum laude in Economics and Accounting, Mr. Ostrander received a Master of Business Administration degree With Distinction from the Harvard Business School in 1976. He and his wife and three children reside in New York City and Upper Brookville, Long Island.

Mr. Sight is an active investor in public markets and shareholder of Westmoreland Coal Company. He was brought to the Company's attention by several of its largest preferred shareholders. He specializes in working closely with the management of companies in which he has invested to assist in the enhancement of shareholder value including serving as a creditor committee member and as a director of public companies engaged in turnaround efforts.

He is a 1977 graduate of the Wharton School of Economics of the University of Pennsylvania. He resides in Mission, Kansas.

Christopher K. Seglem, President and Chief Executive Officer of Westmoreland said, "We are very pleased that two such capable men as Tom Ostrander and Jim Sight have agreed to join Westmoreland's Board. Together they bring a wealth of skill and experience which will be of great value to the Company as it continues its efforts to restructure."



Tom Ostrander's investment banking expertise will greatly assist us as we proceed to evaluate acquisition opportunities and obtain necessary financing. Jim Sight's experience with companies in work-out situations will clearly benefit all shareholders as we work to turn the Company around."



For Information Contact:  R. Page Henley, Jr. (215) 545-2500


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